EXHIBIT-99.32

ITEM 12(b)

To my knowledge, this periodic report containing the financial statements fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of the issuer.

/s/ Robert M. Shettle
Robert M. Shettle
President
Barings Participation Investors

/s/ James M. Roy
James M. Roy
Vice President and Chief Financial Officer
Barings Participation Investors

March 9, 2018